EXHIBIT 23.1

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hi-Tech Pharmacal Co., Inc. on Form S-8 to be filed on or about April 26, 2013 of our reports dated July 11, 2012, on our audits of the consolidated financial statements and financial statement schedules as of April 30, 2012 and 2011 and for each of the years in the three-year period ended April 30, 2012, and the effectiveness of Hi-Tech Pharmacal Co., Inc.’s internal control over financial reporting as of April 30, 2012, which reports were included in the Annual Report on Form 10-K.

/s/EisnerAmper LLP

New York, New York

April 26, 2013